DRONE AVIATION WASP SYSTEMS SUCCESSFULLY COMPLETE PARTICIPATION IN THE U.S. ARMY'S NETWORK INTEGRATION EXPERIMENT

WASP Aerostat Systems Successfully Utilized in Network
 Integration Experiment 14.2

JACKSONVILLE, FL – June 18, 2014 (Marketwire) – Drone Aviation Corp. ("DAC"), a wholly owned subsidiary of Drone Aviation Holding Corp. (OTC.PK: DRNE), a developer of specialized lighter-than-air aerostats and tethered drones, has announced that aerostat systems provided to the U.S. Army Space and Missile Defense Command (“SMDC”)/Army Forces Strategic Command have successfully completed operations in the U.S. Army’s Network Integration Experiment (“NIE”) 14.2 at Fort Bliss, TX and White Sands Missile Range, NM.  The Army requested that the two Winch Aerostat Small Platforms (“WASP”) return to NIE 14.2 as a carryover System following their successful evaluation at NIE 14.1 as a System Under Evaluation.  The Army’s NIEs evaluate and integrate current and prospective systems thereby driving changing requirements, procurement, and field recommendations.

The Army’s Brigade Modernization Command requested that the WASPs return to NIE 14.2 and serve as a robust platform to extend their aerial network by flying a Harris PRC-117G radio and antenna mounted to a DAC manufactured tactical aerostat tethered to a militarized WASP launcher system.  Multiple waveforms were supported and extended the communications ranges 8-10 times greater than achieved with Army issue OE-254 (30’) retransmit antennas.   While stationed at NIE 14.2, the WASP systems were operated solely by junior soldiers who received four days of training prior to the start of the experiment.

The NIE 14.2 exercises are intended to evaluate joint force network capabilities; improve unified land operations with communications nodes based on aircraft and unmanned aerial vehicles; integrate networking technologies into the armored brigade combat team; develop ways to deliver, collect and process integrated, multi-source intelligence to front-line warfighters; and make field command posts more mobile and efficient. The NIE 14.2 exercises also involved beyond line of sight communications; expeditionary signal brigade tropospheric scatter communications; network intrusion prevention; cellular communications; electromagnetic spectrum operation; condition based maintenance; and operational energy solutions.

The WASP is a mobile, tactical, turn-key aerostat system capable of carrying a variety of payloads in support of military operations in the field, giving troops a tactical edge by allowing them to communicate over greater distances. The WASP leverages aerostat technology to elevate network payloads to an advantaged height to enable persistent network connectivity while reducing risk to troops conducting missions. The self contained WASP systems are mounted to a compact trailer for use with various military or commercial vehicles. The WASP systems are engineered to provide significant benefits, including reduced acquisition, maintenance and overall operation costs, smaller footprint necessary for infrastructure and operations, reduced operators required to manage the aerostat, decreased time for inflation/deflation, faster launch and recovery, and a simplified process.

About Drone Aviation Holding Corp.

Drone Aviation Holding Corp. (DRNE) provides critical aerial and land based surveillance and communications solutions to government and commercial customers. Utilizing a unique tethering capability, drone systems operate in the National Airspace within FAA guidelines for safe operations.  Drone systems are designed and developed in-house utilizing proprietary technologies and processes that result in compact, rapidly deployable aerostat solutions and mast based systems that have been proven to fulfill critical requirements by the military and law enforcement in the U.S. and to our allies around the world.  For more information about Drone Aviation Holding Corp please visit www.DroneAviationCorp.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov, including the Risk Factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our Current Report on Form 8-K filed with the SEC on June 5, 2014, as well as our Quarterly Report for the quarter ended March 31, 2014 filed May 8, 2014 and our Current Report on Form 8-K filed with the SEC on May 5, 2014 related to the transactions.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding the participation and results of the WASP aerostat systems in NIE 14.2, Drone’s relationships with the NIE, Army, SMDC or others and our ability to continue and/or expand such relationships, the ability to shift field recommendations or receive orders based on the WASP aerostats’ participation in NIE 14.2, the capabilities, characteristics and advantages of, and costs related to, the Drone aerostat systems or components, the suitability of the Drone aerostat systems or components for any particular application, the ability of the Drone aerostat systems or components to satisfy customer demands or requirements or meet any specific challenges, the ability of the Drone aerostat systems or components to function in accordance with their design expectations, the further advancement, development or commercialization of any of Drone’s products, the ability of Drone to secure further business with the Army, SMDC or other new customers or grow revenues, and the ability of Drone to execute on its strategies or to accomplish any of its goals or objectives. The words "forecast," "project," "intend," "expect," “plan, ” "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. Important factors that may cause results and outcomes to differ materially from those contained in these forward-looking statements included in this press release are described in our publicly filed reports. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contacts:

Drone Aviation Holding Corp
918-932-2000

Kendall Carpenter
kcarpenter@DroneAviationCorp.com

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